Exhibit 99.1

NEWS RELEASE

Date:	February 17, 2004 FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll XETA Technologies (918) 664-8200

XETA TECHNOLOGIES REPORTS
SOLID FIRST QUARTER
REVENUE AND EARNINGS GROWTH

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA) today announced fiscal 2004 first-quarter earnings of $0.562 million, or $0.06 per share diluted, on revenues of $16.9 million for the period ending January 31, 2004. These figures represent a 10 percent growth in revenues and a 14 percent growth in earnings when compared to the results of the first quarter of fiscal 2003.

“Our first quarter performance is the strongest we’ve achieved since the fourth quarter of 2001. This impressive beginning extends the 77 percent year-over-year growth rate in earnings that we accomplished last year and sets a great tone for fiscal 2004,” said Jack Ingram, President and CEO. “These Q1 earnings are at the high end of the 2 to 6 cents per share expectation, which we published in our December 2, 2003 press release.”

XETA’s first quarter was also one of infrastructure expansion and operational achievement, according to Larry Patterson, executive director of operations. “In anticipation of a steadily improving economy, we began expanding our sales force by adding two new sales managers,” Patterson stated. “During the quarter we achieved full accreditation of several key Nortel products, sold and installed our first Nortel systems and acquired service contracts on Nortel products totaling over $1 million in annual service revenues. We also began installing the Avaya products associated with three large and complex multi-site projects. These major projects, in addition to a fourth that we sold during the quarter, are progressing as planned and should be completed over the next two quarters.”

“We are especially pleased with the increase in revenues and with the financial leverage being demonstrated as earnings continue to increase at a faster rate than revenues,” added Ingram. “We are cautiously optimistic regarding the health of the economy. Therefore, we are setting earnings expectations for our second quarter, normally our weakest of the year, at earnings from 3 to 7 cents per share.”

XETA Technologies will host a conference call to discuss fiscal 2004 first-quarter results at 10 a.m. CST on Wednesday, February 18. The media, analysts and investors are invited to participate by dialing 888-273-9891. A replay of the call will be available from 1:30 p.m. CST that day through 11:59 p.m. CST on February 25 by dialing 800-475-6701, access code 720359.

		Quarter Ending Jan 31st
		2004	2003
Sales	Systems	10,018	8,725
	Services	6,755	6,117
	Other	156	590
	Total	16,929	15,431
Gross Profit Margin		23%	25%
Operating Expense		3,001	2,982
Income from Operations		955	937
Interest and Other Income (Expense)		-30	-130
Net Income After Tax		562	491
Basic Earnings Per Share		$0.06	$0.05
Diluted Earnings Per Share		$0.06	$0.05
Wt. Avg. Common Shares Outstanding		10,003	9,703
Wt. Avg. Common Equivalent Shares		10,209	9,942

(The information is presented in thousands except percentages and per-share data.)

			Jan 31, 2004	Oct 31, 2003
Assets	Current	Cash	121	291
		Receivables (net)	12,363	5,795
		Inventories (net)	6,197	5,615
		Other	2,455	2,188
		Subtotal	21,136	13,889
	Non-Current	Receivables (net)	421	420
		PPE (net)	10,578	10,467
		Goodwill	25,713	25,727
		Capitalized Software	0	58
		Other	57	112
		Subtotal	36,769	36,784
	Total Assets		57,905	50,673
Liabilities	Current	Notes Payable	1,210	1,210
		Revolving Line of Credit	1,737	719
		Accounts Payable	5,576	3,929
		Unearned Revenue	5,335	1,620
		Accrued Liabilities	2,735	2,206
		Subtotal	16,593	9,684
	Non-Current	Long Term Debt	3,727	4,030
		Other	2,394	2,348
		Subtotal	6,121	6,378
	Total Liabilities		22,714	16,062
Equity			35,191	34,611

(The information is presented in thousands.)

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About XETA Technologies

XETA Technologies is a leading communications integrator with sales and service locations nationwide, serving national business clients in sales, consulting, engineering, project management, installation and service support. Through internal growth and corporate acquisitions, XETA is a frontrunner in the emerging, highly technical world of converged communications solutions for voice, data and video applications. XETA is one of the largest integrators of Avaya voice and data systems and has recently added the Nortel Networks product line of voice and data solutions. XETA is also the largest distributor for Hitachi’s PBX group — the leading provider of communication systems for the lodging industry — and has long been recognized as the leading provider of call accounting solutions to the lodging and hospitality industries.

XETA Technologies has recently been recognized by Business 2.0 magazine’s “Fastest-Growing Technology Companies” and has also been recognized by Fortune Small Business magazine’s Top 100 Fastest-Growing Companies, Fortune magazine’s “100 Fastest-Growing Companies,” Forbes magazine’s “Best 200 Small Companies in America” and BusinessWeek’s “Top 100 Hot Growth Companies.” For more information about XETA Technologies, visit www.xeta.com

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning the progress and projected completion dates of major installations underway, the outlook for the general economy, and XETA’s expectations for after-tax earnings for the second quarter of fiscal 2004. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the telecommunications market specifically, the Company’s ability to successfully exploit the Nortel Networks market, the continued success and growth of Avaya, the long term success of the Company’s growth strategies, market acceptance of and demand for the Company’s product and service offerings, competition, inflation, and the availability and retention of sales professionals and trained technicians. Additional factors which could affect actual results are described in the section entitled “Outlook and Risk Factors” contained in the Company’s Form 10-K for its fiscal year ended October 31, 2003.